EXHIBIT 99.1

FOR IMMEDIATE RELEASE

First Financial Announces Appointment of Tim Massa to Board of Directors

Cincinnati, OH – Oct. 28, 2026 – First Financial Bancorp. (Nasdaq: FFBC) (“First Financial”) is pleased to announce the appointment of Timothy A. Massa as a new director to the Board of Directors for First Financial, effective immediately, following a vote by the Board on October 27, 2026. Mr. Massa was appointed to fill a vacancy created by the Board’s vote to increase the size of the Board from 10 to 11 members. Both the increased size of the Board and the appointment of Mr. Massa were conducted upon recommendation of the Board’s Corporate Governance and Nominating Committee.

“Tim brings experience and perspectives on human capital, including both leadership and associates, that will be valuable for us as First Financial continues to grow,” said Claude Davis, chairman.

“Tim’s background and experience are a great fit as we work to develop young professionals into senior level roles,” said Archie Brown, First Financial CEO. “I also am excited that Tim brings to the board his deep connectivity to the Greater Cincinnati community.”

Mr. Massa, 59, has 37 years of executive human capital leadership, including 16 years at Kroger, with 12 years on Kroger’s senior leadership team, and 21 years at The Procter & Gamble Company. He is a recognized expert in executive compensation, CEO succession planning, talent strategy, labor relations, total rewards and culture, and has led large-scale organizational transformations, including multiple mergers, acquisitions, integrations and divestitures. He retired in September 2026 after serving as Kroger’s executive vice president and chief associate experience officer for the past 12 years. Mr. Massa is currently a strategic advisor to the Kroger Company.

Mr. Massa serves on the board of directors for Smirk Health, the board of trustees of the National Academy of Human Resources, and the advisory board of the Center for Executive Succession at the University of South Carolina’s Darla Moore School of Business. He also serves on the board of directors of the Cincinnati Sports Commission and the executive committee of the American Cancer Society in Cincinnati and recently completed nine years on the board of trustees of the Cincinnati Zoo.

About First Financial Bancorp.

First Financial Bancorp. is a Cincinnati, Ohio based bank holding company. As of September 30, 2026, the Company had $22.3 billion in assets, $13.9 billion in loans, $17.7 billion in deposits and $2.9 billion in shareholders’ equity. The Company’s subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its six lines of business: Commercial, Retail Banking, Investment Commercial Real Estate, Mortgage Banking, Commercial Finance and Wealth Management. These business units provide traditional banking services to business and retail clients. Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $4.5 billion in assets under management as of September 30, 2026. The Company operated 151 full service banking centers as of September 30, 2026, located in Ohio, Indiana, Kentucky and Illinois, while the Commercial Finance business lends into targeted industry verticals on a nationwide basis. In 2025, First Financial Bank received its second consecutive Outstanding rating from the Federal Reserve for its performance under the Community Reinvestment Act and was recognized as a Gallup Exceptional Workplace Award winner, one of only 70 Gallup clients worldwide to receive this designation. Additional information about the Company, including its products, services and banking locations, is available at www.bankatfirst.com.

Media Contacts:
Timothy Condron, Corporate Communications Director
Email: media@bankatfirst.com

Peter Osborne
Email: peter.osborne@keypointpr.com